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                                                                   EXHIBIT 10.14

                               DADE INTERNATIONAL
                            SUPPLEMENTAL PENSION PLAN

1.     PURPOSE

The Dade International Pension Plan (the "Pension Plan") is a defined benefit pension plan maintained by Dade International Inc. (the "Corporation") to assist in providing participants with retirement benefits. The retirement benefit of each participant is determined based on formulae set forth in the Pension Plan. Certain provisions of the Internal Revenue Code of 1986, as amended (the "Code") preclude some participants from receiving the full retirement benefit otherwise earned under the Pension Plan formulae. Accordingly, the Corporation has adopted the Dade International Supplemental Pension Plan (the "Supplemental Plan"), effective January 1, 1995. The sole purpose of the Supplemental Plan is to enable certain participants in the Pension Plan to receive the difference between the retirement benefit actually payable to them under the Pension Plan and the retirement benefit they would otherwise have earned under the Pension Plan formulae absent the limitations described above.

2.     DEFINITIONS

       (a) "Accrued Benefit" has the meaning ascribed to that term in the Pension Plan.

       (b) "Administrative Committee" has the meaning ascribed to that term in the Pension Plan.

       (c) "Board of Directors" has the meaning ascribed to that term in the Pension Plan.

       (d) "Compensation" has the meaning ascribed to that term in the Pension Plan.

       (e) "Excess Amount" means the difference between the Accrued Benefit payable to a Participant from the Pension Plan and the Accrued Benefit that would be payable to the Participant if the limitations of Sections 15.10 and 15.11 of the Pension Plan as well as the limitations under Section 401(a)(17) of the Code were disregarded.

       (f) "Participant" means a vested participant in the Pension Plan who is designated from time to time by the Administrative Committee as a participant in the Plan and whose Accrued Benefit payable from the Pension Plan is limited solely because of the application of

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              Sections 15.10 and 15.11 of the Pension Plan or the application of
              Section 401(a)(17) of the Code (the name of each such Participant having been set forth on Attachment 1 hereto).

       (g)    "Plan Year" has the meaning ascribed to that term in the Pension
              Plan.

       (h) "Termination of Employment" has the meaning ascribed to that term in the Pension Plan.

3.     CREDITED AMOUNTS

The Excess Amount of each Participant shall be credited to a book reserve account of the Corporation. All credited amounts shall be general obligations of the Corporation and the Corporation shall not be required to set up a funded reserve, or otherwise set aside specific funds for the payment of its obligations under the Supplemental Plan. Nothing contained herein shall be deemed to create a trust or create a fiduciary relationship with respect to such credited amounts. The Corporation shall retain title to and beneficial ownership of any assets which may be used to pay the credited amounts. The right of a Participant to receive payment under the Supplemental Plan shall be no greater than the right of any unsecured creditor of the Corporation. The right of any Participant to payment of credited amounts under the Supplemental Plan shall not be subject to sale, transfer, assignment, pledge or encumbrance.

4.     DISTRIBUTIONS

Distribution of the Excess Amount to a Participant shall me made at the same time and in the same manner as distribution of his Accrued Benefit from the Pension Plan. Notwithstanding the preceding sentence, the Administrative Committee shall have the authority to defer distribution of the Excess Amount for a period of up to twelve months after the Participant's distribution from the Pension Plan commences, as determined in the sole discretion of the Administrative Committee.

5.     ADMINISTRATION

The Administrative Committee shall have full power and authority to construe and administer the Supplemental Plan, and the Administrative Committee's construction, administration and actions under the Supplemental Plan shall be binding and conclusive on all persons for all purposes.

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6.     TAXATION

It is intended that each Participant shall be taxed on all amounts credited to him under the Supplemental Plan at the time such amounts are received, and the provisions of the Supplemental Plan shall be interpreted consistent with that intention.

7.     AMENDMENT/TERMINATION

The Board of Directors has the right to amend or terminate the Supplemental Plan at any time, provided that no such amendment or termination shall affect any amounts credited to a Participant under the Supplemental Plan as of the date of such amendment or termination.

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